FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT

This FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Amendment”), is dated as of February 26, 2015, by and among ALICO, INC., a Florida corporation (“Alico”), ALICO-AGRI, LTD., a Florida limited partnership (“Alico-Agri”), ALICO PLANT WORLD, L.L.C., a Florida limited liability company (“Plant World”), ALICO FRUIT COMPANY, LLC, a Florida limited liability company (“Fruit Company”), ALICO LAND DEVELOPMENT INC., a Florida corporation (“Land Development”), ALICO CITRUS NURSERY, LLC, a Florida limited liability company (“Citrus Nursery”, and together with Alico, Alico-Agri, Plant World, Fruit Company and Land Development, each a “Borrower” and collectively the “Borrowers”), and RABO AGRIFINANCE, INC., a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrowers and Lender are parties to that certain Credit Agreement dated as of December 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers have requested that Lender amend certain provisions of the Credit Agreement and consent to the Silver Nip Merger (as defined below) as more fully set forth herein; and

WHEREAS, Lender is willing to agree to the requested amendments and consent to the Silver Nip Merger, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that all capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:

1.Amendments to Credit Agreement.

(a)Section 1.1 of the Credit Agreement, Defined Terms, is hereby modified and amended by adding the defined terms set forth below thereto in appropriate alphabetical order, and deleting any existing definition for any of the following defined terms as may be currently set forth in such Section:

““734 Citrus” means 734 Citrus Holdings, LLC, a Florida limited liability company.

“734 Sub” means 734 Sub, LLC, a Florida limited liability company and wholly owned subsidiary of Alico.

“Debt Service Coverage Ratio” means, as of any date of determination for the four Fiscal Quarter period then ended, the ratio of (a)

Consolidated EBITDA for such period, to (b) Interest Expense of the Consolidated Group calculated without duplication for such period, plus the current portion of any long-term debt, excluding any amounts due upon the final maturity of such long-term debt, of the Consolidated Group calculated without duplication, as of the last day of such period.

“Intercreditor Agreement” means, individually and collectively, as the context may require, the Met Life Intercreditor Agreement and the Prudential Intercreditor Agreement.

“Met Life Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, by and among Metropolitan Life Insurance Company, a New York corporation, Rabo, and New England Life Insurance Company, a Massachusetts corporation, and acknowledged by Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Prudential Facility” means, collectively, (a) the credit and term loan facility established for the Silver Nip Entities pursuant to that certain Loan Agreement, dated as of December 31, 2012 by and among Prudential Mortgage Capital Company, LLC, a Delaware limited liability company, and each of the Silver Nip Entities, together with the First Amendment to Loan Agreement dated March 26, 2013 and the Second Amendment to Loan Agreement dated September 4, 2014, and (b) the term loan facility established for the Silver Nip Entities pursuant to that certain Loan Agreement dated as of September 4, 2014 by and among Prudential Mortgage Capital Company, LLC, a Delaware limited liability company, and each of the Silver Nip Entities, in each case as the same may be further amended, restated, supplemented or otherwise modified from time to time to the extent permitted herein or in the Prudential Intercreditor Agreement.

“Prudential Intercreditor Agreement” means that certain Intercreditor Agreement by and among Prudential Mortgage Capital Company, LLC, a Delaware limited liability company, and Lender, and acknowledged by Borrowers and the Silver Nip Entities, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Silver Nip Conditions” means, collectively, each of the following, in each case in form and substance satisfactory to Lender: (i) a Guaranty Agreement, a joinder to the Security Agreement, Control Agreements, Assignments of Crop Insurance, and a collateral assignment of any Material Contract, including but not limited to, the Fruit Production Contracts, signed and delivered on behalf of each Silver Nip Entity; (ii) favorable written opinions addressed to Lender from counsel to each Silver Nip Entity; (iii) copies of such documents and certificates as Lender may reasonably request relating to the organization, existence and good standing of each Silver Nip Entity, the authorization of the execution, delivery and performance of the Loan Documents to which it is a party, and the identity, authority and capacity of each Responsible Officer authorized to act on behalf of Silver Nip Entity in connection with the Loan Documents; (iv) the results, dated as of a recent date, of searches conducted in the UCC filing records in the governmental office in the jurisdiction in which each Silver Nip Entity is organized, which shall have revealed no Liens with respect to any of the Collateral of the Silver Nip Entities except Permitted Encumbrances or Liens as to which Lender shall have received (and is authorized to file) termination statements or documents (Form UCC-3 or such other termination statements or documents as shall be required by applicable law) fully executed for filing; (v) evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that Lender deems necessary or desirable in order to create, in favor of Lender, a perfected first-priority Lien on the Collateral of each Silver Nip Entity, subject to no other Liens except for Permitted Encumbrances; (vi) the Prudential Intercreditor Agreement duly executed by the parties thereto, together with evidence that the Silver Nip Entities have no rights to borrow additional loans under any Prudential Facility; and (vii) any “Know Your Customer” information requested by Lender pursuant to Section 9.13.

“Silver Nip Entities” means 734 Citrus, 734 Co-op Groves, LLC, 734 LMC Groves, LLC, 734 BLP Groves, LLC, and 734 Harvest, LLC.

“Silver Nip Merger” means the merger in accordance with the Silver Nip Merger Agreement of 734 Sub with and into 734 Citrus, with 734 Citrus surviving the merger as a wholly owned subsidiary of Alico.

“Silver Nip Merger Agreement” means that certain Agreement and Plan of Merger dated as of December 2, 2014, by and among Alico, 734 Citrus, 734 Sub, and the other parties thereto.

“Sweep Depositary” has the meaning assigned to such term in the definition of “Sweep to Loan Arrangement”.

“Sweep to Loan Arrangement” means a cash management arrangement established by Borrowers with Lender or an Affiliate of Lender, as depositary (in such capacity, the “Sweep Depositary”), pursuant to which Lender is authorized (a) to make advances of Loans hereunder, the proceeds of which are deposited by Lender into a designated account of a Borrower maintained at the Sweep Depositary, and (b) to accept as prepayments of the Loans hereunder proceeds of excess targeted balances held in such designated account at the Sweep Depositary, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Sweep Depositary and Lender.”

(b)Section 1.1 of the Credit Agreement, Defined Terms, is hereby further modified and amended by deleting clause (i) of the defined term “Permitted Encumbrances” set forth therein in its entirety and inserting in lieu thereof the following:

“(i) (1) Liens securing the MetLife Facility as in existence on the date hereof or Liens securing any Refinancing Indebtedness thereof, provided, that in the case of a Lien securing (x) Refinancing Indebtedness, such Lien shall be limited to all or part of the same property that was secured by the original Lien (plus improvements on such property), and (y) the MetLife Facility or Refinancing Indebtedness thereof, such Lien shall be subject to the Met Life Intercreditor Agreement, and (2) Liens on certain fixed assets (and related general intangibles) of the Silver Nip Entities securing the Prudential Facility as in existence on the date of the Silver Nip Merger or Liens securing any Refinancing Indebtedness thereof, provided, that in the case of a Lien securing (x) Refinancing Indebtedness, such Lien shall be limited to all or part of the same property that was secured by the original Lien (plus improvements on such property), and (y) the Prudential Facility or Refinancing Indebtedness thereof, commencing on March 30, 2015 or such later date as the Lender shall consent to in writing (with any such consent not to be unreasonably withheld) and at all times thereafter, such Lien shall be subject to the Prudential Intercreditor Agreement and the Silver Nip Conditions shall have been satisfied;”

(c)Section 2.9 of the Credit Agreement, Fees, is hereby modified and amended by deleting subsection (b) in its entirety and inserting in lieu thereof the following:

“(b) Letter of Credit Fees. Borrowers agree, jointly and severally, to pay to Lender for its own account (i) a Letter of Credit fee, in connection with each Letter of Credit issued hereunder, in an amount equal to the Applicable Margin then applicable for the “Letter of Credit Fee” multiplied by the amount of such Letter of Credit, with such fee being due and payable on the date of issuance of such Letter of Credit and on the date of each renewal or extension thereof, and (ii) Lender’s standard fees and other standard costs and charges with respect to the issuance, amendment, administration, renewal, extension, cancellation or conversion of any Letter of Credit or processing of drawings thereunder, with such fees being due and payable within 10 days after demand by Lender.”

(d)Section 2 of the Credit Agreement, THE CREDIT, is hereby modified and amended by adding immediately after Section 2.15 set forth therein the following Section 2.16:

“2.16    Sweep to Loan Arrangement.    So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements set forth in Sections 2.2, 2.3, 2.5 and 2.8 hereunder for any advance of Loans or for any prepayment of any Loans. The making of any such Loans shall otherwise be subject to the other terms and conditions of this Agreement. Lender shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Loans pursuant to such Sweep to Loan Arrangement with notice to the Sweep Depositary and Alico, whether or not any Default or Event of Default exists. Lender shall not be liable to any Borrower or any other Person for any losses directly or indirectly resulting from events beyond Lender’s reasonable control, including any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.”

(e)Section 5.8 of the Credit Agreement, Certain Obligations Respecting Subsidiaries, is hereby modified and amended by adding immediately after subsection (c) set forth therein the following new paragraph:

“Additionally, and without limiting the generality of the foregoing, Borrowers shall take such action, and shall cause each of the Silver Nip Entities to take such action, as is necessary to cause to be delivered to Lender by March 30, 2015 or such later date as the Lender shall consent to in writing (with any such consent not to be unreasonably withheld), each of the requirements of the Silver Nip Conditions.”

(f)Section 6.1 of the Credit Agreement, Indebtedness, is hereby modified and amended by deleting subsection (b) in its entirety and inserting in lieu thereof the following:

“(b) (i) Indebtedness of the Borrowers pursuant to the MetLife Facility, and any Refinancing Indebtedness in respect of such Indebtedness, and
(ii) Indebtedness of the Silver Nip Entities pursuant to the Prudential Facility in an aggregate principal amount not to exceed $42,820,000, and any Refinancing Indebtedness in respect of such Indebtedness;”

(g)Section 6.3 of the Credit Agreement, Fundamental Changes; Lines of Business, is hereby modified and amended by deleting clause (i) of subsection (a) thereof in its entirety and inserting in lieu thereof the following:

“(i) Any Subsidiary of a Borrower may merge into a Borrower or any other Domestic Subsidiary (including any Person that will be a Domestic Subsidiary upon the consummation of a Permitted Acquisition) of a Borrower; provided, (A) if Alico is party to any such transaction, Alico shall be the surviving entity, (B) no Obligor (other than a Silver Nip Entity) may merge with or into a Silver Nip Entity, and (C) if an Obligor (other than Alico or a Silver Nip Entity) is a party to such transaction, (x) the surviving entity shall be an Obligor or (y) the surviving entity shall be a Domestic Subsidiary and shall assume in writing satisfactory to Lender in its sole discretion all Obligations and Loan Documents of such Obligor (and deliver to Lender all information required by Section 9.13); and”

(h)Section 6.4 of the Credit Agreement, Dispositions, is hereby modified and amended by deleting subsection (c) in its entirety and inserting in lieu thereof the following:

“(c) Dispositions of property by (i) Borrowers and any of their Subsidiaries to any other Obligor (other than a Silver Nip Entity), (ii) any Subsidiary of Borrowers that is not an Obligor to any other Subsidiary of Borrowers that is not an Obligor; and (iii) any Silver Nip Entity to any other Silver Nip Entity;”

(i)Section 6.5 of the Credit Agreement, Investments, is hereby modified and amended by deleting subsections (c), (d) and (l) in their entirety and inserting in lieu thereof, respectively, the following:

“(c) extensions of credit by (x) any Obligor to any other Obligor (other than a Silver Nip Entity), (y) Alico to the Silver Nip Entities in an aggregate principal amount up to but not exceeding $7,000,000 at any time outstanding provided the Silver Nip Conditions shall have been satisfied prior to the making of any such extension of credit pursuant to this clause (y), and (z) any Silver Nip Entity to any other Silver Nip Entity;

(d) equity contributions by (x) any Obligor to any other Obligor (other than Alico or a Silver Nip Entity), and (y) any Silver Nip Entity to any other Silver Nip Entity;

(l) any Guarantee of, or assumption of Indebtedness of, any other Person in either case to the extent the Person incurring such Guarantee or assuming such Indebtedness would have been permitted to incur the underlying Indebtedness under Section 6.1; provided in no event shall any Company other than a Silver Nip Entity provide any Guarantee for the benefit of, or assume any Indebtedness of, a Silver Nip Entity;”

(j) Section 7.3 of the Credit Agreement, Consolidated Debt to Total Asset Ratio, is hereby modified and amended by deleting such section in its entirety and inserting in lieu thereof the following:

“7.3    Consolidated Debt to Total Asset Ratio. Borrowers shall maintain a Consolidated Debt to Total Asset Ratio of not greater than 0.625 to 1.00 as of the last day of the Fiscal Quarter ended March 31, 2015, and as of the last day of each Fiscal Quarter thereafter.”

2.Consent to Silver Nip Merger. Notwithstanding the prohibitions of Sections 6.5 or 6.7 of the Credit Agreement, Lender hereby consents to the Silver Nip Merger (as defined after giving effect to this Amendment), provided, (a) the Silver Nip Merger is financed solely through the issuance by Alico of its common stock to the owners of 734 Citrus (and by the payment of cash in lieu of fractional shares to such owners) at such times as may be required by the Silver Nip Merger Agreement, and (b) upon the consummation of the Silver Nip Merger and after giving effect to this Amendment, no Default or Event of Default shall exist or be caused thereby. Additionally, notwithstanding anything in Section 5.8 to the contrary, Lender hereby consents and agrees that the Guaranty Agreement and Security Agreement (or joinder thereto) to be provided by the Silver Nip Entities thereunder may limit the aggregate principal amount of the Obligations guaranteed (or secured) thereunder to $7,000,000.

3.No Other Amendments. Except as expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any right, power or remedy of Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments and consent set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Lender at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future. Each Borrower acknowledges and expressly agrees that Lender reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.

4.Representations and Warranties. In consideration of the execution and delivery of this Amendment by Lender, each Borrower hereby represents and warrants in favor of Lender as follows:

(a)The execution, delivery and performance by each Borrower of this Amendment (i) are all within such Borrower’s limited liability company powers, (ii) have been duly authorized, (iii) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or any other Person, except for such as have been obtained or made and are in full force and effect, (iv) will not violate any applicable law or regulation or the Organizational Documents of such Borrower, (v) will not violate or result in a default under any material agreement binding upon such Borrower, (vi) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Borrower is a party or affecting such Borrower or its properties, and (vii) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its properties;

(b)This Amendment has been duly executed and delivered by each Borrower, and constitutes legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)As of the date hereof and after giving effect to this Amendment, the representations and warranties made by or with respect to any Borrower under the Credit Agreement and the other Loan Documents, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), except to the extent previously fulfilled with respect to specific prior dates;

(d)Immediately after giving effect hereto, no event has occurred and is continuing which constitutes a Default or an Event of Default or would constitute a Default or an Event of Default but for the requirement that notice be given or time elapse or both; and

(e)No Borrower has knowledge of any challenge to Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

5.Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment Effective Date”) upon Lender’s receipt of each of the following, in each case in form and substance satisfactory to Lender:

(a)this Amendment duly executed by each Borrower and Lender;

(b)a certificate of a Responsible Officer of Alico, dated the Amendment Effective Date, certifying (i) that attached thereto are true and correct copies of the Silver Nip Merger Agreement (including all schedules and exhibits thereto) and the material agreements evidencing the Prudential Facility, and (ii) that after giving effect to this Amendment and the Silver Nip Merger, no Default or Event of Default exists; and

(c)all other certificates, reports, statements, instruments or other documents as Lender may reasonably request.

6.Costs and Expenses. Each Borrower agrees to pay on demand all costs and expenses of Lender in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the fees and out-of-pocket expenses of counsel for Lender with respect thereto).

7.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of a signature page hereto by facsimile transmission or by other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

9.Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York and shall be construed, interpreted, performed and enforced in accordance therewith.

10.Final Agreement. This Amendment represents the final agreement between Borrowers and Lender as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

11.Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes under the Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the day and year first above written.

BORROWER:
ALICO, INC., a Florida corporation

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

ALICO LAND DEVELOPMENT, INC.,
a Florida corporation

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

ALICO-AGRI, LTD., a Florida limited partnership

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

ALICO PLANT WORLD, L.L.C.,
a Florida limited liability company

By:    Alico-Agri, Ltd., a Florida
limited partnership, its Sole Member
By:    Alico, Inc., a Florida Corporation,
its General Partner

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

ALICO FRUIT COMPANY, LLC,
a Florida limited liability company

By:    Alico, Inc., a Florida corporation
its Managing Member

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

ALICO CITRUS NURSERY, LLC,
a Florida limited liability company

By:    Alico, Inc., a Florida corporation
its Managing Member

By:        /s/ W. Mark Humphrey

Name:    W. Mark Humphrey

Title:        Senior Vice President, Chief Financial Officer and Assistant Secretary

LENDER:

RABO AGRIFINANCE, INC.
a Delaware corporation

By:        /s/ Bryan L. Byrd

Name:    Bryan L. Byrd

Title:	Senior Vice President